Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Eaton Vance Corp.:

We consent to the incorporation by reference in the Registration Statements listed at Exhibit 99.1 on Forms S-3 and S-8 of our reports relating to the consolidated financial statements of Eaton Vance Corp. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, effective November 1, 2005) and management’s report on the effectiveness of internal control over financial reporting both dated January 12, 2007, appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 12, 2007

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